Exhibit 10.2

EMPLOYMENT SEPARATION AGREEMENT
This Employment Separation Agreement (the “Agreement”) is effective as of October 20, 2014, and is made by and between PDI, Inc., a Delaware corporation (the “Company”), having its principal place of business at 300 Interpace Parkway, Parsippany, New Jersey 07054, and Graham G. Miao, MBA, Ph.D., residing at [ ] (the “Executive”), collectively referred to as the “Parties,” pursuant to which the Parties agree:
1.    Employment.    In consideration of and conditioned upon the Executive’s execution of a Confidential Information, Non-Disclosure, Non-Solicitation, and Rights to Intellectual Property Agreement acceptable to the Company and substantially in the form attached hereto as Exhibit A, the Company will employ the Executive as Chief Financial Officer, Executive Vice President of the Company. The Parties acknowledge and agree that Executive’s employment with the Company is “at will” and that Executive’s employment may be terminated by Executive or the Company at any time, for any reason or for no reason.

2.	Compensation and Benefits Payable Upon Involuntary Termination without Cause or Resignation for Good Reason.

a.
Triggering Event. In further consideration for Executive’s employment, Executive will receive the compensation and benefits set forth in Section 2(b) if the following requirements (hereinafter referred to as the “Triggering Event”) are met:

i.
Executive’s employment is terminated involuntarily by the Company at any time for reasons other than death, Total Disability, or Cause,as defined in this Agreement,or Executive resigns from employment for Good Reason, as defined in this Agreement; and

ii.
As of the 45thday following his termination date, Executive has executed and delivered to the Company, a Severance Agreement and General Release acceptable to the Company (the “Release”),and thereafter, any applicable revocation period has expired and Executive has not revoked the Release during such revocation period. Such Release shall include a release of all claims against the Company, all affiliated and related entities and/or persons deemed necessary by the Company. The Release may also include Confidentiality, Non-Disparagement, No-Reapply, Tax Indemnification, and/or other appropriate terms.

b.	Compensation and Benefits.Following the occurrence of a Triggering Event, the Company will provide the following compensation and benefits to Executive:

i.
The Company will pay Executive a lump sum payment equal to the product of twelve (12) times Executive’s Base Monthly Salary (excluding incentives, bonuses, and other compensation), plus the average of the annual amounts paid to Executive under any cash-based incentive or bonus plan in which Executive participates with respect to the last three (3) full fiscal years of Executive’s participation in such plan prior to the date of termination of Executive’s employment with the Company (or, if Executive’s number of full fiscal years of participation in any such plan prior to the date of termination of Executive’s employment is less than three (3), the average of the annual amounts paid to Executive over the number of full fiscal years of Executive’s participation in such plan prior to the date of termination of Executive’s employment). Subject to Section 2(c) below, such payment shall be made within sixty (60) days after Executive’s termination date.     Notwithstanding the foregoing, if the 60 day period following the Executive’s termination ends in a calendar year after the year in which the Executive’s Employment terminates, the Severance Payment shall be made no earlier than the first day of such later calendar year.

ii.
The Company agrees to pay the COBRA premiums for health and/or dental coverage under its group plans to provide continued coverage of health and/or dental benefits for up to twelve (12) months beginning on Executive’s termination date and ending on the earlier of either: (A) the first anniversary of Executive’s termination date; or (B) the date on which Executive becomes eligible for other group health coverage.

c.
Delay of Payment to Comply with Code Section 409A. Notwithstanding anything herein to the contrary, if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” within the meaning of Code Section 409A, and the regulations promulgated thereunder, then if and to the extent required in order to avoid the imposition on Executive of any excise tax under Code Section 409A the Company shall delay the commencement of such payments (without any reduction) by a period of six(6) months after Executive’s termination date. Any payments that would have been paid during such six (6) month period but for the provisions of the preceding sentence shall be paid in a lump sum to Executive six (6) months and one (1) day after Executive’s termination date. The 6-month payment delay requirement of this Section 2(c) shall apply only to the extent that the payments under this Section 2 are subject to Code Section 409A. With respect to payments or benefits under this Agreement that are subject to Code Section 409A, whether Executive has had a termination of employment shall be determined in accordance with Code Section 409A and applicable guidance issued thereunder.

d.
Limitation of Payments. If any payment or benefit due under this Agreement, together with all other payments and benefits Executive receives or is entitled to receive from the Company or any of its Affiliates, would (if paid or provided) constitute an excess parachute payment (within the meaning of Section 280G(b)(1) of the Code), the amounts otherwise payable and benefits otherwise due under this Agreement will be limited to be minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company by reason of Section 280G of the Code. The determination of whether any payment or benefit would (if paid or provided) constitute an excess parachute payment will be made by the Board, in its sole discretion. Any such reduction in the preceding sentence shall be made in the following order: (i) first, any future cash payments (if any) shall be reduced (if necessary, to zero); (ii) second, any current cash payments shall be reduced (if necessary, to zero); (ii) third, all non-cash payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments shall be reduced.Notwithstanding the foregoing, the Company shall use commercially reasonable efforts to bring the issue to a shareholder vote in accordance with Section 280G(b)(5) of the Code and the Treasury Regulations thereunder.

a.
Section 409A Compliance. The following rules shall apply, to the extent necessary, with respect to distribution of the payments and benefits, if any, to be provided to the Executive under this Agreement. This Agreement is intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and the parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company.  Subject to the provisions in this Section, the severance payments pursuant to this Agreement shall begin only upon the date of the Executive’s “separation from service” which occurs on or after the date of the Executive’s termination of employment.   It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A.

All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (ii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iii) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.  Notwithstanding anything herein to the contrary, the Company shall have no liability to the Executive or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.
3.    Other Compensation.

a.
Except as may be provided under this Agreement, any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements of the Company shall be determined and paid in accordance with the terms of such plans, policies, and arrangements, and Executive shall have no right to receive any other compensation or benefits, or to participate in any other plan or arrangement, following the termination of Executive’s employment by either party for any reason.

b.
Notwithstanding any provision contained herein to the contrary, in the event of any termination of employment, the Company shall pay Executive his or her earned, but unpaid, base salary within ten (10) days of Executive’s termination date and shall reimburse Executive for any accrued, but unpaid, reasonable business expenses, in each case, earned or accrued as of the date of termination. Executive shall submit documentation of any business expenses within ninety (90) days of his or her termination date and any reimbursements of such expenses that are taxable to the Executive shall be made on or before the last day of the year following the year in which the expense was incurred, the amount of the expense eligible for reimbursement during one year shall not affect the amount of reimbursement in any other year, and the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

4.
Withholding.    All amounts payable under this Agreement shall be subject to customary withholding and other employment taxes, and shall be subject to such other withholding as may be required in accordance with the terms of this Agreement or applicable law.

5.
Confidentiality, Non-Solicitation and Covenant Not to Compete Agreement. In the event Executive’s employment with the Company is terminated by either party for any reason, Executive shall continue to be bound by the Confidential Information, Non-Disclosure, Non-Solicitation, and Rights to Intellectual Property Agreement signed at or about the time this Agreement is executed and/or the Confidentiality, Non-Solicitation and/or Covenant Not to Compete Agreement most recently signed by Executive prior to the termination date for the period set forth therein.

6.
Successors and Assigns. This Agreement is personal to Executive and may not be assigned by Executive without the written consent of the Company; provided, however, that if Executive is entitled to the payments of this Agreement and Executive dies before Executive has received all such payments, the unpaid payments will be paid to Executive’s estate on the same terms and conditions as described in this Agreement. This Agreement will be binding upon and inure to the benefit of the Company and its successors and assigns. This Agreement will remain in full force and effect notwithstanding any Change of Control and in the case of any merger or consolidation, if not terminated on or as of the effective date of any such merger, will be the obligation of the surviving entity.

7.    Definitions.
a.    Cause shall mean (i) the failure of Executive to use Executive’s best efforts in accordance with Executive’s position, skill and abilities to achieve Executive’s goals as periodically set by the Company and such failure shall not be cured by the Executive within thirty (30) days written notice from the Company to the Executive specifying such failure; (ii) the failure by Executive to comply with the following reasonable instructions of the Chief Executive Officer and/or the Company’s Board of Directors (the Board”); (iii) a material breach by Executive of any of the terms or conditions of this Agreement and such breach shall not be cured by the Executive within thirty (30) days written notice from the Company to the Executive specifying such failure; (iv) the failure by Executive to adhere to the Company’s documented policies and procedures; (v) breach by Executive of any Confidentiality, Non-Solicitation and/or Covenant Not to Compete signed by Executive; (vi) the failure of Executive to adhere to moral and ethical business principles consistent with the Company’s Code of Business Conduct and Guidelines on Corporate Governance as in effect from time to time; (vii) Executive’s conviction of a criminal offense (including the entry of a guilty or nolo contendere plea); (viii) any documented act of material dishonesty or fraud by the Executive in the commission of his or her duties; or (ix) Executive engages in an act or series of acts constituting misconduct resulting in a misstatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement within the meaning of Section 304 of The Sarbanes-Oxley Act of 2002.
b.    Base Monthly Salary shall mean an amount equal to one-twelfth of Executive’s then current annual base salary. Base Monthly Salary shall not include incentives,

bonus(es), health and welfare benefits, car allowances, long term disability insurance or any other compensation or benefit provided to executive employees of the Company.
c.    Change of Control shall mean: (i) any merger by the Company into another corporation or corporations which results in the stockholders of the Company immediately prior to such transaction owning less than 51% of the surviving corporation; (ii) any acquisition (by purchase, lease or otherwise) of all or substantially all of the assets of the Company by any person, corporation or other entity or group thereof acting jointly; (iii) the acquisition of beneficial ownership of voting securities of the Company (defined as common stock of the Company or any securities having voting rights that the Company may issue in the future) or rights to acquire voting securities of the Company (defined as including, without limitation, securities that are convertible into voting securities of the Company (as defined above) and rights, options, warrants and other agreements or arrangements to acquire such voting securities) by any other person, corporation or other entity or group thereof acting jointly, in such amount or amounts as would permit such person, corporation or other entity or group thereof acting jointly to elect a majority of the members of the Board, as then constituted; or (iv) the acquisition of beneficial ownership, directly or indirectly, of voting securities and rights to acquire voting securities having voting power equal to 51% or more of the combined voting power of the Company’s then outstanding voting securities by any person, corporation or other entity or group thereof acting jointly. Notwithstanding the preceding sentence, any transaction that involves a mere change in identity, form or place of organization with the meaning of Section 368(a)(1)(F) of the Code, or a transaction of similar effect, shall not constitute a Change of Control.
d.    Good Reason Executive’s termination of employment with the Company shall be for Good Reason if (i) Executive notifies the Company in writing that one of the Good Reason Events (as defined in subparagraphs d. i. and ii. below) has occurred, which notice shall be provided within ninety (90) days after he or she first becomes aware of the occurrence of such Good Reason Event; (ii) the Company fails to cure such Good Reason Event within thirty (30)days after receipt of the written notice from Executive (the “Cure Period”); and (iii) Executive resigns employment within thirty (30) days following expiration of the Cure Period. For purposes of this Agreement, a “Good Reason Event” shall mean any of the following which occur without Executive’s consent:
i.    Prior to a Change of Control,

A.
The failure by the company to pay Executive any material amount of his or her current base salary, or any material amount of his or her compensation deferred under any plan, agreement or arrangement of or with the Company that is currently due and payable;

B.	A material reduction Executive’s annual base salary;

C.	The relocation of Executive’s principal place of employment to a location more than fifty (50) miles from Executive’s current principal place of employment.

D.	A material adverse alteration of Executive’s duties and responsibilities; or

E.	An intentional, material reduction of Executive’s aggregate target incentive awards under any incentive plans.
ii.    During the two (2) year period following any Change of Control,

A.
The failure by the Company to pay Executive any material amount of his or her current base salary, or any material amount of his or her compensation deferred under any plan, agreement or arrangement of or with the Company that is currently due and payable;

B.	A material reduction in Executive’s annual base salary;

C.	The relocation of Executive’s principal place of employment to a location more than fifty (50) miles from Executive’s current principal place of employment;

D.	A material adverse alteration of Executive’s authority, duties or responsibilities from those in effect immediately prior to the Change of Control;

E.	An intentional, material reduction by the Company of Executive’s aggregate target incentive awards under any short-term and/or long term incentive plans; or

F.
The failure of the Company to maintain the Executive’s benefit, retirement, or fringe benefit plans, policies, practices or arrangements in which Executive participates (individually and collectively “Fringe Benefits”) at or above the level in effect immediately before the Change of Control, unless such change is a global change made to Fringe Benefits for all employees at or above Executive’s level.

e.    Code shall mean the Internal Revenue Code of 1986, as amended.

f.    Total Disability shall mean incapacity due to a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continued period of not less than twelve (12) months and prevents Executive from performing the essential functions of his position, with or without reasonable accommodation, for a period in excess of twelve (12) months.

8.
Integration: Amendment.    This Agreement (including any Exhibits) shall constitute the entire agreement between the parties hereto with respect to the matters set forth herein and supersede and render of no force and effect all prior understandings and agreements between the parties with respect thereto. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, provided, however, that this Agreement may be unilaterally amended by the Company where necessary to ensure any benefits payable hereunder are either excepted from Code Section 409A or otherwise comply with Code Section 409A.

9.
Governing Law; Headings.    This Agreement will be construed and governed by the laws of the State of New Jersey, without regard to principles of conflicts of law and the parties to this Agreement hereby submit to the jurisdiction of the Courts of the State of New Jersey with regard to enforcement of this Agreement.

Headings and titles herein are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

10.
Notices. All notices and other communications required or permitted to be given or made hereunder by either party shall be in writing and shall be deemed to be duly given if delivered personally or transmitted by first class certified mail, postage and fees prepaid, return receipt requested, or sent by prepaid overnight delivery service to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

If to the Company:
President
PDI, Inc.
Morris Corporate Center 1
Building A
300 Interpace Parkway
Parsippany, NJ 07054
If to the Executive:
Graham G. Miao, MBA, Ph.D.
[ ]
[ ]

11.
Severability.    Whenever possible, each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited by applicable law or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such term or provision or the remaining provisions or terms of this Agreement.

12.
Counterparts.    This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

13.	Assignment. The Company may assign all of its rights and obligations hereunder to an affiliate or subsidiary of the Company.
IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first above written.
EXECUTIVE
By:    /s/ Graham G. Miao
Graham G. Miao
PDI, INC.
By:    /s/ Nancy S. Lurker
Nancy S. Lurker
Chief Executive Officer